Exhibit 2.5

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (the “Third Amendment”) is entered into effective as of December 23, 2003, by and between Maxwell Technologies, Inc., a Delaware corporation (“Seller”) and Horizon Christian Fellowship, a California not for profit corporation (“Buyer”) with reference to the following recitals:

RECITALS

A.                                   Seller and Buyer previously entered into a Purchase and Sale Agreement and Joint Escrow Instructions dated effective August 15, 2003, as amended (the “Agreement”), relating to that certain industrial/office building located at 8888-8992 Balboa Avenue, San Diego, California, as more particularly described in the Agreement.

B.                                     Seller and Buyer now wish to modify certain provisions of the Agreement, as set forth in detail below.

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

AGREEMENT

1.                                       Purchase Price.  The Purchase Price is hereby reduced to Eight Million Nine Hundred Ninety Five Thousand Dollars ($8,995,000).

2.                                       Release of Claims.  Buyer hereby releases Seller from any and all claims that it may now have or hereafter acquire against Seller for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to the absence of a voicemail server and related software being conveyed as personal property as part of the transaction contemplated by the Agreement.

3.                                       Security System. Seller, at Closing shall deliver to Buyer the security system currently existing at the Property, evidenced by a bill of sale.  The security system is in used condition, and Seller is neither a manufacturer, nor distributor of, nor dealer nor merchant in, said security system.  Seller makes no representations, express or implied, as to the condition or state of repair of the security system, including warranties of fitness or merchantability, it being expressly understood that the security system is being sold to Buyer in its present “AS IS, WHERE IS” condition and with all faults.  Buyer shall enter into a monitoring and service contract for the security system with Sonitrol for a minimum term of five (5) years.

4.                                       Cobalt Removal.  Buyer acknowledges that Seller’s covenant pursuant to Section 13.3 (Removal of Cobalt Sources) is hereby satisfied as evidenced by the amendment of license issued by the California Department of Health attached hereto as “Exhibit “A” (“License Amendment”). Based on the License Amendment, Seller warrants and represents that the radiation source previously located on the Property has been properly decommissioned and the Property has been released for unrestricted use as provided for in Title 17 California Code of Regulations Section 30256.

5.                                       Definitions.  All capitalized words used herein shall have the definition set forth in the Agreement, unless otherwise defined herein.

6.                                       Counterparts.  This Third Amendment may be executed in any number of identical counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single instrument.  The facsimile signatures of the parties shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate original counterparts.

7.                                       Effective Date.  This Third Amendment shall be effective as of the effective date set forth above.

8.                                       Conflicting Terms.  In the event of a conflict between the terms of the Agreement and the terms of this Third Amendment, the terms of this Third Amendment shall govern.

IN WITNESS WHEREOF, Buyer and Seller have executed this Third Amendment as of the date first above written.

SELLER:		BUYER:

Maxwell Technologies, Inc., a Delaware corporation		Horizon Christian Fellowship, a California not for profit corporation

By:	/s/ Richard E. Smith	By:	/s/ Michael MacIntosh

Name:	Richard E. Smith	Name:	Michael MacIntosh

Title:	EVP & Secretary	Title:	President